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                              THE STATE OF MARYLAND



                             BOYAR VALUE FUND, INC.

                             TOTAL AUTHORIZED ISSUE
                 1,000,000,000 COMMON SHARES AT $.001 PAR VALUE



This Certifies that ______________________________ is the registered holder of ____________________________ Shares of the above named Corporation, fully paid and non-assessable transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.



In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this _____________ day                               of ____________A.D. 19__



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Secretary-Treasurer                                           President